Exhibit 4.1

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
OF
SERIES J PREFERRED STOCK
OF
HEARX LTD.

(PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW)

     HEARx Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the “Board of Directors” or the “Board”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors hereby authorizes a series of the Company’s previously authorized Preferred Stock, par value $1.00 per share (the “Preferred Stock”), and hereby states the designations and number of shares and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

SERIES J PREFERRED STOCK:

     Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series J Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 233 (which shall not be subject to increase or modification without the consent of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $1.00 per share and a stated value equal to the sum of $10,000 plus all unpaid and accrued dividends to the date of determination to the extent not paid in cash in accordance with the terms hereof (the “Stated Value”).

     Section 2. Dividends. Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable on the last day of each of the Company’s fiscal quarters (each, a “Dividend Date”), in cash. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 7), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends earned but not paid on the applicable Dividend Date shall bear simple interest calculated at a rate of 18% per annum (or the maximum rate allowed by law, if lower) from such Dividend Date to the date on which the dividends are actually paid; such interest shall be paid in cash unless the Holders and the Company agree in writing to pay such amounts in Common Stock.

     Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. So long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, or (d) enter into any agreement with respect to the foregoing.

     Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share (plus any accrued and unpaid dividends thereon) before any distribution or payment shall be made to the holders of any Junior Securities but after any payment or distribution to be made to the holders of any Senior Securities (as defined in Section 7), and if the assets of the Company shall be insufficient to pay in full such amounts and amounts payable to the holders of shares pari passu with the Preferred Stock ( “Pari Passu Securities”), then the entire assets to be distributed to the Holders and holders of Pari Passu Securities, shall be distributed among the Holders and holders of Pari Passu Securities, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of 50% or more of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies into one or more companies not wholly owned by the Company shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 6. The Company shall mail written notice of any Liquidation not less than 30 days prior to the payment date stated therein to each record Holder.

     Section 5. Redemption at the Company’s Option. At any time and from time to time, the Company shall have the right, exercisable at its sole option, to redeem all or a portion of the Preferred Stock then held by a Holder for a redemption price equal to the Optional Redemption Amount (as defined in Section 7). At least five (5) business days prior to the date on which the redemption will take place (the “Redemption Date”), the Company shall mail or fax written notice of such redemption to the Holder at the address set forth on the Company’s records, which notice shall specify (i) the number of shares of Preferred Stock to be redeemed, (ii) the date fixed for redemption, (iii) the Optional Redemption Amount, and (iv) instructions for delivery of certificates representing the Preferred Stock duly endorsed for transfer to the Company. Promptly following receipt of the stock certificates, the Corporation shall pay, by wire transfer to the person designated in writing to the Company by the Holder, the Optional Redemption Amount for the

shares subject to such redemption. The redemption of the Preferred Stock shall be deemed to have occurred on the date that the applicable Optional Redemption Amount is received by the Holder regardless of the date on which the stock certificates are actually exchanged for the Optional Redemption Amount.

     Section 6. Redemption Upon Change of Control. Upon the occurrence of a Change of Control Transaction, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Company to redeem all or a portion of the Preferred Stock then held by such Holder for a redemption price equal to the Change of Control Redemption Amount (as defined in Section 7). The Change of Control Redemption Amount shall be due and payable within ten trading days of the date on which the notice for the payment therefor is provided by a Holder (the “Change of Control Redemption Date”). If the Company fails to pay the Change of Control Redemption Amount hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Company will pay interest thereon at a rate of 18% per annum (or such lesser rate permitted by applicable law), accruing daily from such date until the Change of Control Redemption Amount, plus all such interest thereon, is paid in full.

     Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

     “Change of Control Redemption Amount” for each share of Preferred Stock means 120% of the Stated Value thereof plus accrued and unpaid dividends from the Original Issue Date to the Change of Control Redemption Date.

     “Change of Control Transaction” means the occurrence, only upon or after the approval thereof by the Board of Directors, of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (provided, however, that in no event shall the transaction between the Company and Helix Hearing Care of America Corp. be deemed a “Change of Control Transaction”), (ii) the merger of the Company into another entity that is not wholly owned by the Company, or pursuant to which the Company is not the surviving entity, consolidation or sale of 50% or more of the assets of the Company in one or a series of related transactions, or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

     “Commission” means the Securities and Exchange Commission.

     “Common Stock” means the Company’s common stock, $.10 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Junior Securities” means the Common Stock and all other equity securities of the Company other than those securities that are outstanding on the Original Issue Date and which are explicitly senior in rights or liquidation preference to the Preferred Stock.

     “Optional Redemption Amount” for each share of Preferred Stock means the Stated Value thereof plus accrued and unpaid dividends from the Original Issue Date to the Redemption Date.

     “Original Issue Date” shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

     “Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     “Exchange Agreement” means the Exchange Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     “Securities Act “ means the Securities Act of 1933, as amended.

     “Senior Securities” means the shares of the Company’s 1998 Convertible Preferred Stock issued by the Company and outstanding on the Original Issue Date.

     “Transaction Documents” shall have the meaning set forth in the Exchange Agreement.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company on this December 4, 2001.

HEARx LTD.

By:	/s/ Paul A Brown Paul A. Brown, M.D. Chairman and Chief Executive Officer